EX-99.h.1.ii

AMENDED AND RESTATED

SCHEDULE A

DELAWARE GROUP INCOME FUNDS

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AS OF DECEMBER 1, 2025

Nomura Corporate Bond Fund (formerly, Macquarie Corporate Bond Fund)	Effective as of April 19, 2001
Nomura Extended Duration Bond Fund (formerly, Macquarie Extended Duration Bond Fund)	Effective as of April 19, 2001
Nomura Floating Rate Fund (formerly, Macquarie Floating Rate Fund)	Effective as of February 25, 2010

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND SERVICE COMPANY		DELAWARE GROUP INCOME FUNDS for its series set forth in this Schedule A

By:	/s/ Richard Salus	By:	/s/ Shawn K. Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	SVP/Global Head of Fund Services/Managing Director	Title:	President/Senior Managing Director